Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Establishes Real Estate Investment Trust in Japan

12 Class-A Properties to be Contributed

SAN FRANCISCO (Jan. 9, 2013) – Prologis, Inc. (NYSE: PLD), the leading global owner, operator and developer of industrial real estate, today announced it will be the sole sponsor of Nippon Prologis REIT, Inc. (NPR), a Japanese real estate investment trust. Prologis will retain at least a 15 percent ownership interest in NPR and contribute 12 of its Class-A properties in Japan which will comprise the initial portfolio.

The appraised value of the assets is approximately JPY 173 billion ($2 billon). The portfolio, with a weighted average age of 3.4 years, totals 9.6 million square feet (890,000 square meters), and is principally located in its global markets of Tokyo and Osaka.

NPR has received approval for listing on the Tokyo Stock Exchange and will serve as a long-term investment vehicle for modern logistics facilities.

NPR has exclusive negotiation rights for eight additional properties owned by Prologis, and will receive pipeline, operational and personnel assistance under a sponsor support agreement. In addition, wholly owned subsidiaries of Prologis will serve as NPR’s property and asset managers.

This announcement is not an offer of securities for sale in the United States or any other jurisdiction. Securities may not be offered or sold in the United States unless they are registered or exempt from registration.

About Prologis

Prologis, Inc. is the leading owner, operator and developer of industrial real estate, focused on global and regional markets across the Americas, Europe and Asia. As of September 30, 2012, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 565 million square feet (52.5 million square meters) in 21 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.

Media Contacts

Tracy Ward, Tel: +1 415 733 9565, tward@prologis.com, San Francisco

Atle Erlingsson, Tel: +1 415 733 9495, aerlingsson@prologis.com, San Francisco

www.prologis.com